Exhibit (a)(1)(H)
FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS
REJECTING THE ELECTION FORM UNDER THE EXCHANGE OFFER

Date:
To:
From:	Unica Corporation
Re:	Rejected Election Form Under Exchange Offer
Unfortunately, your Election Form regarding our exchange offer was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s):                     . If you wish to participate in the exchange offer, please complete and execute the attached Election Form and deliver it to Unica so that it is received before 8:00 p.m., Eastern Time, on February 26, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:
By Mail or Courier
Unica Corporation
170 Tracer Lane
Waltham, Massachusetts 02451
Attention: Ashwin Chase
Phone: (781) 487-8696
By Facsimile
Unica Corporation
Attention: Ashwin Chase
Facsimile: (781) 207-5932
By Hand or Interoffice Mail
Attention: Ashwin Chase
By Email (By PDF or similar imaged document file)
achase@unica.com
Please ensure that you receive a confirmation of receipt from us after you submit your revised Election Form. If we do not receive a properly completed and signed Election Form from you before the expiration of the exchange offer at 8:00 p.m., Eastern Time, on February 26, 2009, all eligible option grants currently held by you will remain outstanding according to their existing terms.
You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Ashwin Chase at 170 Tracer Lane, Waltham, Massachusetts 02451 or by calling (781) 487-8696 or sending an email to achase@unica.com.